Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces Second Quarter 2009 Results

Wayne, PA – August 6, 2009 – SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended June 30, 2009 was $1.37 billion, an increase of 1% compared to the same period in 2008. On a constant currency basis, organic revenue decreased by one-half of 1% in the quarter. Organic revenue is revenue from businesses owned for at least one year and excludes revenue from businesses sold in the previous twelve months. One of our broker/dealer businesses contributed approximately six percentage points to overall organic revenue growth in the quarter.

For the three months ended June 30, 2009, adjusted EBITDA (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) was $355 million compared to $363 million in 2008, a 2% decrease.

Adjusted income from operations (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) for the three months ended June 30, 2009 was $275 million, a 4% decrease from $285 million in 2008.

Reported income from operations for the three months ended June 30, 2009 was $134 million compared to $145 million for the year 2008, a decrease of $11 million. Reported income from operations in 2009 and 2008 includes amortization of acquired intangible assets of $130 million and $118 million, respectively, and stock-based compensation, purchase accounting adjustments and other costs of $11 million and $22 million, respectively.

Cristóbal Conde, president and chief executive officer, commented, “We are very pleased that we achieved our targets in a very challenging environment and our overall performance is better than we expected at the start of the year. Part of the reason we are doing so well competitively is that all of our businesses are staying close to our customers and are getting in front of decision-makers. Apart from merger situations, the fog is starting to lift and quarter on quarter the mood is slightly on the uptick. However, we expect the second half of the year to remain challenging given that enterprise IT spending continues to be cautious, with long sales cycles and tough pricing pressure being the new normal. We are responding by bundling solutions and adding more value for our customers. Our competitiveness is very strong and we are very well positioned to take advantage of the changing landscape and industry trends.”

Revenue for the first six months of 2009 increased 2% over the same period in 2008 to $2.70 billion. Adjusted EBITDA for the six months ended June 30, 2009 was $675 million compared to $691 million last year. Adjusted income from operations for the six months ended June 30, 2009 was $516 million compared to $542 million last year. Reported income from operations in 2009 and 2008 was $234 million and $269 million and includes amortization of acquired intangible assets of $254 million and $230 million, respectively, and stock-based compensation, purchase accounting adjustments and other costs of $28 million and $43 million, respectively.

Financial Systems organic revenue growth was 2% for the quarter on a constant currency basis. Approximately 12% of organic revenue growth was attributable to one of our broker/dealer businesses. The broker/dealer revenue has remained uncharacteristically high and is a function of market volatility and customer mix; while this broker/dealer revenue increased year over year, sequentially it was unchanged after declining from the fourth quarter of 2008. Total Financial Systems revenue increased 8% to $766 million for the quarter. License fees were $33 million for the quarter, a decrease of $18 million compared to the same quarter in 2008.

Notable deals in the quarter included the following:

•	A global financial firm selected SunGard’s MarketMap as its market data terminal.

•	A privately owned wealth management firm selected SunGard’s Global Plus, Investor’sView and SunGard Transaction Network to provide a wealth management service to its high net worth clients.

•	A leading futures commission merchant selected SunGard’s ClearVision, GMI and StreamCore for its derivatives back-office.

Higher Education revenue decreased 10%, all of which was organic, to $132 million for the quarter. License fees were $5 million for the quarter, a decrease of $4 million from the same quarter of 2008.

Notable deals in the quarter included the following:

•	A private Jesuit university in New York selected SunGard Higher Education for technology management services.

•	South Australia’s largest provider of vocational education training, owned and funded by the Government of South Australia, purchased a range of Banner Unified Digital Campus solutions.

•	A two-year academic institution in Texas purchased a full range of Banner Unified Digital Campus solutions.

Public Sector organic revenue decreased 7% in the quarter on a constant currency basis. This business has significant operations in the U.K., with both revenue and expenses denominated in British pounds. Total Public Sector revenue decreased 15% to $95 million for the quarter. License fees were $7 million for the quarter, unchanged from the same quarter of 2008.

Notable deals in the quarter included the following:

•	A city in North Carolina selected SunGard Public Sector to provide computer-aided dispatch, records management and mobile computing software solutions.

•	A London borough extended its contract with SunGard Public Sector to provide managed services for its information and communications technology.

•	A public school district in Illinois selected SunGard’s PLUS Solutions suite to provide student management, special education, finance and human resources, and assessment and curriculum solutions.

Availability Services organic revenue growth was 2% in the quarter on a constant currency basis. Total Availability Services revenue decreased 3% to $376 million for the quarter.

Notable deals in the quarter included the following:

•	An offshore drilling company providing contract drilling services to the oil and natural gas exploration and production industry selected SunGard as its managed services provider.

•	A private research and teaching university selected SunGard as its managed services provider.

•	A financial services firm offering comprehensive wealth management selected SunGard as its managed services provider.

Financial Position

At June 30, 2009, total debt was $8.49 billion (including $75 million in revolver borrowings) and cash balances were $508 million. During the six months ended June 30, 2009, the Company invested $167 million in capital expenditures and completed two acquisitions. Also during the quarter, the Company amended its credit agreement to extend the maturity of a portion of its term and revolving credit loans and change certain other terms and covenants.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, August 7, 2009 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 20774353. A replay will be available shortly after the end of the call through midnight on August 14, 2009. To listen to the replay, please dial 706-645-9291, conference ID 20774353. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on August 14, 2009 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and IT services companies. SunGard serves more than 25,000 customers in more than 70 countries, including the world’s 25 largest financial services companies.

SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.

With annual revenue exceeding $5 billion, SunGard is ranked 435 on the Fortune 500 and is the largest privately held business software and services company on the Forbes list of private businesses. Based on information compiled by Datamonitor*, SunGard is the third largest provider of business applications software after Oracle and SAP. “Continuity, Insurance & Risk” has recognized SunGard as service provider of the year an unprecedented five times. For more information, please visit SunGard at www.sungard.com.

*January 2009 Technology Vendors Financial Database Tracker http://www.datamonitor.com

Trademark Information: SunGard, the SunGard logo, Banner, ClearVision, Global Plus, GMI, Investor’s View, MarketMap, PLUS Solutions, StreamCore and SunGard Transaction Network are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Jun. 30,	Jun. 30,
	2008	2009
Revenue:
Services	$1,214	$1,242
License and resale fees	98	79

Total products and services	1,312	1,321
Reimbursed expenses	45	48

	1,357	1,369

Costs and expenses:
Cost of sales and direct operating	653	705
Sales, marketing and administration	293	254
Product development	78	73
Depreciation and amortization	70	72
Amortization of acquisition-related intangible assets	118	130
Merger costs	—	1

	1,212	1,235

Income from operations	145	134
Interest income	4	—
Interest expense and amortization of deferred financing fees	(143)	(155)
Other income (expense)	(4)	14

Income (loss) before income taxes	2	(7)
Benefit from income taxes	—	—

Net income (loss)	$2	$(7)

SunGard Data Systems Inc.
Consolidated Statements of Operations
(in millions)
	Six Months Ended
	Jun. 30,	Jun. 30,
	2008	2009
Revenue:
Services	$2,412	$2,489
License and resale fees	157	143

Total products and services	2,569	2,632
Reimbursed expenses	90	72

	2,659	2,704

Costs and expenses:
Cost of sales and direct operating	1,296	1,396
Sales, marketing and administration	570	530
Product development	157	148
Depreciation and amortization	137	141
Amortization of acquisition-related intangible assets	230	254
Merger costs	—	1

	2,390	2,470

Income from operations	269	234
Interest income	9	1
Interest expense and amortization of deferred financing fees	(291)	(306)
Other income (expense)	(25)	21

Loss before income taxes	(38)	(50)
Benefit from income taxes	18	9

Net loss	$(20)	$(41)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31,	Jun. 30,
	2008	2009
Assets:
Current:
Cash and cash equivalents	$975	$508
Accounts receivable, net	782	1,056
Clearing broker assets	309	341
Prepaid expenses and other current assets	144	189
Retained interest in accounts receivable sold	285	—

Total current assets	2,495	2,094
Property and equipment, net	898	920
Software products, net	1,159	1,163
Customer base, net	2,616	2,454
Other assets, net	1,282	1,303
Goodwill	7,328	7,366

Total Assets	$15,778	$15,300

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$322	$69
Accounts payable and accrued expenses	961	830
Clearing broker liabilities	310	339
Deferred revenue	977	989

Total current liabilities	2,570	2,227
Long-term debt	8,553	8,417
Deferred income taxes	1,592	1,558

Total liabilities	12,715	12,202
Stockholder’s equity	3,063	3,098

Total Liabilities and Stockholder’s Equity	$15,778	$15,300

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended
	As originally reported		Last Twelve Months
	Jun. 30,	Jun. 30,	Jun. 30,
(in millions)	2008	2009	2009
Net income (loss)	$2	$(7)	$(263)
Interest expense, net	139	155	604
Income tax expense	—	—	47
Depreciation and amortization	188	202	821
Goodwill impairment charge	—	—	128

EBITDA	329	350	1,337
Purchase accounting adjustments	9	3	27
Non-cash charges	8	7	38
Unusual or non-recurring charges	7	6	71
Acquired EBITDA, net of disposed EBITDA	1	—	19
Pro forma expense savings related to acquisitions	—	—	9
Other	4	(11)	39

Adjusted EBITDA – senior secured credit facilities	358	355	1,540

Loss on sale of receivables	5	—	17

Adjusted EBITDA – senior notes due 2013 and 2015
and senior subordinated notes due 2015	$363	$355	$1,557

	Six Months Ended
	As originally reported
	Jun. 30,	Jun. 30,
(in millions)	2008	2009
Net loss	$(20)	$(41)
Interest expense, net	282	305
Income tax benefit	(18)	(9)
Depreciation and amortization	367	395
Goodwill impairment charge	—	—

EBITDA	611	650

Purchase accounting adjustments	20	8
Non-cash charges	14	17
Unusual or non-recurring charges	8	10
Acquired EBITDA, net of disposed EBITDA	2	—
Pro forma expense savings related to acquisitions	—	1
Other	27	(11)

Adjusted EBITDA – senior secured credit facilities	682	675

Loss on sale of receivables	9	—

Adjusted EBITDA – senior notes due 2013 and 2015
and senior subordinated notes due 2015	$691	$675

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, goodwill impairment charges, merger costs, adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
	Jun. 30,	Jun. 30,
(in millions)	2008	2009
Income from operations	$145	$134

Amortization of acquisition-related intangible assets	118	130
Purchase accounting adjustments	10	2
Stock-based compensation and other costs	12	9

Adjusted income from operations	$285	$275

	Six Months Ended
	Jun. 30,	Jun. 30,
(in millions)	2008	2009
Income from operations	$269	$234

Amortization of acquisition-related intangible assets	230	254
Purchase accounting adjustments	21	7
Stock-based compensation and other costs	22	21

Adjusted income from operations	$542	$516